UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 27, 2006

THE GOLDMAN SACHS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 001-14965	No. 13-4019460

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street New York, New York	10004

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 902-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events

The Goldman Sachs Group, Inc. (“Goldman Sachs”) and Industrial and Commercial Bank of China Limited (“ICBC”) have entered into definitive agreements with respect to (i) a strategic investment of U.S. $2.58 billion in newly issued ordinary shares of ICBC and (ii) various strategic cooperation initiatives.

The transactions are expected to close by May 2006, subject to receipt of regulatory approvals and other closing conditions.

Ordinary Share Purchase

Goldman Sachs will purchase U.S. $2.58 billion of ordinary shares of ICBC and investment funds managed by Goldman, Sachs & Co. will assume a substantial portion of Goldman Sachs’ economic interest.

The number of ordinary shares purchased by Goldman Sachs is currently expected to represent approximately 7% of the ordinary shares of ICBC outstanding after the closing of the transaction. The final price per share and the number of ordinary shares to be issued will be determined prior to closing based upon a multiple of ICBC’s book value per share at December 31, 2005.

The ICBC ordinary shares being purchased by Goldman Sachs are subject to substantial transfer restrictions that will, among other things, prevent any transfer for at least three years from the closing date.

Until the time of the initial public offering by ICBC on the Hong Kong Stock Exchange or the New York Stock Exchange, Goldman Sachs will have the right to nominate one director of ICBC. Goldman Sachs will cease to have this nomination right under certain circumstances, including if the shares held by Goldman Sachs represent less than 2.5% of the total outstanding ordinary shares of ICBC.

Strategic Cooperation

Goldman Sachs and ICBC have entered into a strategic cooperation agreement under which Goldman Sachs will assist ICBC in developing further ICBC’s corporate governance, risk management and internal controls, as well as providing expertise to enhance ICBC’s capabilities in treasury, asset management, corporate and investment banking, non-performing loans disposal and product innovation. The strategic cooperation arrangements will be nonexclusive and have an initial term of five years, subject to extension by agreement of the parties or earlier termination by ICBC at any time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC. (Registrant)

Date: January 27, 2006	By:	/s/ Kenneth L. Josselyn

		Name: Title:	Kenneth L. Josselyn Associate General Counsel and Assistant Secretary

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